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                                                                    EXHIBIT 99.1


                          [MERITAGE CORPORATION LOGO]



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
Contacts:   ARIZONA:                         TEXAS:                           NEW YORK:
            Larry Seay                       Jane Hays                        Mark Kollar
            CFO & Vice President-Finance     Vice President-Corp. Develop.    Broadgate Consultants
            (480) 998-8700                   (972) 612-8085                   (212) 232-2222
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           MERITAGE CORP. COMPLETES ACQUISITION OF HANCOCK COMMUNITIES

                   TO BE ACCRETIVE TO MERITAGE'S 2001 EARNINGS

                ------------------------------------------------

DALLAS, TEXAS AND SCOTTSDALE, ARIZONA - MAY 31, 2001 -- Meritage Corp. (NYSE:
MTH) today announced that it has completed the purchase of Hancock Communities, a privately held builder of quality entry-level and move-up homes. In 2000, Hancock Communities ranked as the sixth largest homebuilder in metropolitan Phoenix, Arizona. The acquisition is expected to be accretive to Meritage's earnings in 2001 after giving effect to transaction-related expenses.

         Meritage paid approximately $70.0 million in cash, and assumed trade payables, accrued liabilities, customer deposits and a note, approximating $8.0 million. It has also agreed to pay Greg Hancock an earn-out over the next three years equal to 20% of Hancock's pre-tax net income after a 10.5% charge on capital.

         The Company also announced that it has closed its private placement of $165 million in principal amount of its 9-3/4% senior notes due June 1, 2011. The offering was made pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The notes were issued at a price of 100% of the principal amount, with interest payable semi-annually in arrears on June 1st and December 1st of each year, starting on December 1, 2001. Of the $165 million gross proceeds, $70.0 million was used to fund the cash requirements of the Hancock acquisition, $74.1 million was used to pay down the Company's senior bank credit facilities, $15.9 million was used to repay the Company's existing senior notes, including prepayment costs and accrued interest, and


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MERITAGE CLOSES ACQUISITION / 2

approximately $5 million will be used to pay fees, costs, commissions and other costs of the foregoing.

          The notes have not been registered under the Securities Act of 1933 or any applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities.

         As a result of the prepayment of the $15 million existing senior notes due in 2005, Meritage will incur a one-time, after tax charge in the second quarter of the year of approximately $550,000 relating to the early extinguishment of this debt.

About Meritage Corp.
         Meritage Corp. designs, builds and sells distinctive single-family homes ranging from entry-level to semi-custom luxury. The Company operates in the Phoenix and Tucson, Arizona markets as Monterey Homes, Meritage Homes and Hancock Communities; in the Dallas/Ft. Worth, Austin and Houston, Texas markets as Legacy Homes; and in the San Francisco Bay and Sacramento, California markets as Meritage Homes. For more information about Meritage Corp., please visit the Company's Web site at http://www.meritagehomes.com.

Forward-Looking Statements
         This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning the transaction with Hancock Communities, including that the acquisition will be accretive in 2001.

         Such statements are based upon the current beliefs and expectations of Meritage's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.


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MERITAGE CLOSES ACQUISITION / 3


         With respect to the Hancock transaction, these uncertainties include: the risk that the businesses will not be integrated successfully; that the market and financial synergies anticipated from the acquisition may not be fully realized or may take longer to realize than expected; that the acquisition will not be accretive to earnings within the time period estimated by management, or at all; that unanticipated expenses and liabilities may be incurred; that the combined companies will lose key employees or suppliers; and increased competition.

         In addition, the Company's business is subject to a number of risks and uncertainties including the strength and competitive pricing environment of the single-family housing market; changes in the availability and pricing of residential mortgages; changes in the availability and pricing of real estate in the markets in which the Company operates; demand for and acceptance of the Company's homes; the success of planned marketing and promotional campaigns; the success of the Company's program to integrate existing operations with its planned new operations or those of past or future acquisitions; recent legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; general economic slow downs; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in the Company's Form 10-K Report for the year ended December 31, 2000 under the captions "Market of the Registrant's Common Stock and Related Stockholder Matters - Factors that May Affect Future Stock Performance" and "Management's Discussion and analysis of Financial Condition of the Company" and Exhibit 99.1 to the Company's Form 10-Q Report for the quarter ended March 31, 2001. As a result of these and other factors, the Company's stock and bond prices may fluctuate dramatically.


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